Exhibit 3.123

ARTICLES OF INCORPORATION OF OMEGA TRS I, INC.

THE UNDERSIGNED, being a natural person and acting as sole incorporator, hereby adopts the following articles of incorporation (these “Articles”) for the purpose of forming a business corporation in the State of Maryland pursuant to the Maryland General Corporation Law (the “MGCL”).

FIRST

1.          The name of the incorporator is Stuart D. Logan, the age of the incorporator is 44 years, the county of residence of the incorporator is Oakland County, Michigan, and the address of the incorporator in such county is 39577 Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304.

2.          The incorporator shall have formed the corporation named in these Articles (the “Corporation”) under the general laws of the State of Maryland, and, in particular, the MGCL.

SECOND

The name of the Corporation is Omega TRS I, Inc.

THIRD

1.          The Corporation is formed to engage in any lawful activity, to conduct any lawful business and to make any lawful investment for which corporations may be organized under the MGCL.

2.          The period of the existence of the Corporation shall be perpetual.

FOURTH

1.          The address of the principal office of the Corporation within the State of Maryland is 32 South Street, Baltimore City, Maryland 21202, care of CT Corporation System.

2.          The name and the address of the resident agent of the Corporation within the State of Maryland are (a) CT Corporation System, and (b) 32 South Street, Baltimore City, Maryland 21202.

FIFTH

1.          The Corporation shall be authorized to issue up to 10,000 shares of capital stock (“Shares”), each of which shall be (a) ascribed a par value of one dollar, and (b) designated as common stock.

2.          The aggregate par value of all the authorized Shares is $10,000.

3.          The board of directors of the Corporation (the “Board”) may hereafter cause the Corporation to issue Shares or convertible securities without the approval of the holders of outstanding Shares.

4.          Any restriction on the transferability of any Shares may be set forth in the bylaws of the Corporation (the “Bylaws”) or in any restrictive contract signed by the holder of the affected Shares.

5.          To the extent permitted by Section 2-104(b)(5) of the MGCL, and notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

SIXTH

1.          Until changed by the Bylaws, or until any such time (if ever) as the Corporation shall have more than one Shareholder, only one director shall serve on the Board.

2.          Susan A. Kovach shall serve as the sole member of the Board, until (a) the first annual meeting of stockholders and (b) her successor shall have been elected and qualified.

3.          The initial Bylaws shall be adopted by the initial member of the Board, and, thereafter, the power to adopt, alter, and repeal the Bylaws shall be vested in the Board.

SEVENTH

1.          To the fullest extent that limitations on the liability of directors and officers are permitted by the MGCL, no director or officer of the Corporation shall have any liability to the Corporation or any holder of Shares for monetary redress or other damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

2.          The Corporation shall indemnify and advance expenses to its directors to the fullest extent that the indemnification of, and the advancement of expenses to, directors is permitted by the MGCL. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. To any greater extent permitted by the MGCL, the Board may (by bylaw, resolution or agreement) make further provision for indemnification of the Corporation’s directors, officers, employees and agents.

3.          References to the MGCL in this Article Seventh are to that law as from time to time amended, and no future amendment to these Articles shall affect any right of any person under this Article Seventh based on any event, omission or proceeding arising prior to such amendment.

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IN WITNESS WHEREOF, the undersigned incorporator hereby affirms that he has adopted and executed these Articles and hereby acknowledges that such adoption and execution are his free act.

Dated: March 7, 2001

/s/ Stuart D. Logan
Stuart D. Logan

300 East Lombard Street
Baltimore, MD 21202
Tel. 410 539 2837
Fax 410 332 1178

I hereby consent to act as resident agent in Maryland for the entity named in the attached instrument.

The Corporation Trust Incorporated

/s/ Billie J. Swoboda
Billie J. Swoboda, V.P.